Exhibit 99.1

American Eagle Outfitters Reports December Sales Of $499 Million

Same Store Sales Decrease 11%

Lowers Fourth Quarter EPS Guidance

Pittsburgh - January 6, 2011 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended January 1, 2011 decreased 6% to $499 million, compared to $531 million for the five weeks ended January 2, 2010.  Consolidated comparable store sales decreased 11% for the month, compared to a 7% increase for the same period last year.

Total sales for the year-to-date period ended January 1, 2011 increased 1% to $2.82 billion, compared to $2.78 billion for the same period last year. Comparable store sales decreased 1% for the year-to-date period compared to a 5% decline for the same period last year.

While the company achieved satisfactory results in men's and women's denim and the direct-to-consumer business, overall December sales deteriorated from the more encouraging trends experienced in November. Inventory management and controlled expenses helped to mitigate the downward pressure on earnings.

Based on December performance and a conservative view of January, the company is lowering its fourth quarter earnings guidance from continuing operations to $0.41 to $0.43 per diluted share. This compares to earnings from continuing operations of $0.38 per diluted share last year. Previous fourth quarter earnings guidance from continuing operations was $0.43 to $0.46 per diluted share.

The company completed the closure of MARTIN+OSA during the second quarter of 2010. Accordingly, MARTIN+OSA's total sales for the current year-to-date period and all prior periods have been reclassified as discontinued operations and are not included in the results from continuing operations above.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce fourth quarter earnings on Wednesday, March 9, 2011. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 9, 2011 at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, and reference account 3055 and confirmation code 348838. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers apparel and intimates collections for the AE girl, with 147 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at nine stores across the nation. The 77kids brand offers small sizes and great big style for kids 0-14.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300